Consent of Independent Registered Public Accounting Firm	EXHIBIT 23

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281476) and Form S-8 (Nos. 333-240242, 333-231864, 333-220330 and 333-220324) of DuPont de Nemours, Inc. (“DuPont”) of our report dated February 14, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in composition of reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is May 2, 2025, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 2, 2025